Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On July 22, 2014, InvenSense International, Inc., a company formed under the laws of the Cayman Islands and a wholly-owned subsidiary of InvenSense, Inc. (the “Company”), completed its previously announced acquisition of all the outstanding shares of Movea SA, a company formed under the laws of France (“Movea”), pursuant to a Share Purchase Agreement (“Purchase Agreement”) with Movea, certain members of management of Movea and Movea shareholders. The Company paid $60.9 million in cash as consideration for the acquisition. An additional $13.0 million in cash will be payable contingent upon the achievement of certain milestones prior to the one year anniversary of the closing of the acquisition.

In addition, pursuant to the Purchase Agreement, the Company granted restricted stock units for shares of its common stock (each a “Movea Equity Award”) to certain Movea employees, having an aggregate value of $6.6 million. The Movea Equity Awards were granted on August 15, 2014 under the Company’s 2011 Stock Incentive Plan.

For the purpose of the unaudited pro forma combined condensed financial statements, the acquisition was assumed to have occurred as of April 1, 2013, with respect to the unaudited pro forma combined condensed statement of operations for the fiscal year ended March 30, 2014 and as of March 30, 2014 with respect to the unaudited pro forma combined condensed balance sheet. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets acquired and liabilities assumed in connection with our acquisition of Movea.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is based on estimates, assumptions, third party valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, purchase price allocation and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price, and the final acquisition accounting adjustments could differ materially from the pro-forma adjustments presented herein. Any increase or decrease in the fair value of Movea’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition.

The unaudited pro forma combined condensed financial information has been provided to comply with the presentation of certain financial information relating to Movea in satisfaction of the requirements of Rule 3-05 of Regulation S-X, as required to be filed pursuant to Items 9.01(a) and 9.01(b) of Form 8-K. The unaudited pro forma combined condensed financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above, or that may be achieved in the future. The unaudited pro forma combined condensed statement of operations does not include the effects of any cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended March 30, 2014, filed on May 29, 2014 with the SEC, as well as audited financial statements as of and for the year ended December 31, 2013 and related notes of Movea that are attached as Exhibit 99.1 to this Current Report on Form 8-K/A.

INVENSENSE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(In thousands)

	Historical
	InvenSense March 30, 2014	Movea March 30, 2014	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$26,025	$663	$(5,897)	a)	$20,791
Short-term investments	91,307	—	(36,043)	a)	55,264
Accounts receivable	39,009	610	(59)	b)	39,560
Inventories	73,032	33	(33)	b)	73,032
Prepaid expenses and other current assets	19,587	3,575	—		23,162

Total current assets	248,960	4,881	(42,032)		211,809
Property and equipment, net	25,239	233	—		25,472
Intangible assets, net	35,360	—	7,200	c)	42,560
Goodwill	50,952	—	63,763	d)	114,715
Long-term investments	128,755	—	(18,960)	a)	109,795
Other assets	5,469	617	—	b)	6,086

Total assets	$494,735	$5,731	$9,971		$510,437

Liabilities and Stockholders Equity

Current liabilities:

Accounts payable	$18,964	$2,009	$—		$20,973
Accrued liabilities	14,985	1,742	9,018	b), e)	25,745

Total current liabilities	33,949	3,751	9,018		46,718

Long-term debt	135,583	550	—		136,133
Other long-term liabilities	11,375	2,383	—		13,758

Total liabilities	180,907	6,684	9,018		196,609
Commitments and contingencies
Stockholders equity:
Preferred stock	—	—	—		—
Common stock	215,958	24,222	(24,222)	b)	215,958
Accumulated other comprehensive (loss)	(38)	(490)	490	b)	(38)
Retained earnings	97,908	(24,685)	24,685	b)	97,908

Total stockholders equity	313,828	(953)	953	b)	313,828

Total liabilities and stockholders equity	$494,735	$5,731	$9,971		$510,437

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

INVENSENSE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Historical
	InvenSense March 30, 2014	Movea March 30, 2014	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$252,533	$3,176	$—		$255,709
Cost of revenue	127,724	28	1,440	f)	129,192

Gross profit	124,809	3,148	(1,440)		126,517

Operating expenses:
Research and development	48,431	3,523	1,021	g)	52,975
Selling, general and administrative	51,344	6,406	468	g)	58,218
Litigation settlement	15,000	—	—		15,000

Total operating expenses	114,775	9,929	1,489		126,193

Income (loss) from operations	10,034	(6,781)	(2,929)		324
Other income (expense), net:		—	—		—
Interest (expense)	(4,012)	(78)	—		(4,090)
Other income, net	167	(60)	—		107

Other income (expense), net	(3,845)	(138)	—		(3,983)

Income (loss) before income taxes	6,189	(6,919)	(2,929)		(3,659)

Income taxprovision	70	—	—	h)	70

Net income (loss)	$6,119	$(6,919)	$(2,929)		$(3,729)

Net income (loss) per share allocable to common stockholders
Basic	$0.07	—			$(0.04)
Diluted	$0.07	—			$(0.04)
Weighted average shares outstanding used in computing net income(loss) per share allocable to common stockholders:
Basic	86,520	—			86,520
Diluted	89,928	—			86,520

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

INVENSENSE, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL

STATEMENTS

1. Description of Transaction

On July 22, 2014, InvenSense International, Inc., a company formed under the laws of the Cayman Islands and a wholly-owned subsidiary of InvenSense, Inc. (the “Company”), completed its previously announced acquisition of all the outstanding shares of Movea SA, a company formed under the laws of France (“Movea”), pursuant to a Share Purchase Agreement (“Purchase Agreement”) with Movea, certain members of management of Movea and Movea shareholders. The Company paid $60.9 million in cash as consideration for the acquisition. An additional $13.0 million in cash will be payable contingent upon the achievement of certain milestones prior to the one year anniversary of the closing of the acquisition.

In addition, pursuant to the Purchase Agreement, the Company granted restricted stock units for shares of its common stock (each a “Movea Equity Award”) to certain Movea employees, having an aggregate value of $6.6 million. The Movea Equity Awards were granted on August 15, 2014 under the Company’s 2011 Stock Incentive Plan.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is based on estimates, assumptions, third party valuations and other studies of the value of the acquired assets which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price, and the final acquisition accounting adjustments could differ materially from the pro-forma adjustments presented herein. Any increase or decrease in the fair value of Movea’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition.

2. Basis of Pro Forma Presentation

The unaudited pro forma combined condensed balance sheet as of March 30, 2014 is based on the historical financial statements of the Company and Movea’s historical financial statements on U.S. generally accepted accounting principles, or GAAP and reflect adjustments resulting from the acquisition of Movea. The unaudited pro forma combined balance sheet as of March 30, 2014 is presented as if the acquisition had occurred on March 30, 2014.

The unaudited pro forma combined condensed statements of operations for the year ended March 30, 2014 are based on the historical financial statements of the Company and Movea’s historical financial statements on GAAP basis and reflect adjustments resulting from the acquisition of Movea. The unaudited pro forma combined condensed statements of operations for the year ended March 30, 2014 are presented as if the acquisition had occurred on April 1, 2013.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the Movea acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

3. Preliminary Purchase Price and Estimated Purchase Price Allocation

A summary of the estimated purchase price allocation to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Cash consideration	$60,900
Contingent consideration	8,400

69,300

Preliminary allocation of purchase price as of July 22, 2014:
Current assets	$3,082
Fixed assets	209
Other non-current assets	592
Developed technology	7,200
Goodwill	65,776
Current liabilities	(4,862)
Long-tern liabilities	(2,697)

Total preliminary purchase price	$69,300

The purchase price includes contingent consideration of $8 million payable in cash to Movea shareholders upon a design win with a major smartphone manufacturer within 1 year of closing date, and $5 million payable in cash to Movea shareholders upon a specific product development milestone by December 2014. The fair value of the contingent consideration ($8.4 million) was derived from a probability weighted earn-out model of future contingent payments. The valuation of the contingent consideration was based on a collaborative effort of the Company’s engineering and finance departments, and third party valuation experts.

The following table represents the estimated useful lives of developed technology:

	Estimated Fair Value (in thousands)	Estimated Useful Life
Developed technology	$7,200	5.00

	$7,200

The fair value of developed technology was determined using a cost approach which includes an estimate of time and expenses required to recreate the intangible asset. The fair value of developed technology was capitalized as of the acquisition date and will be amortized using a straight-line method to cost of revenue over the estimated useful life of 5 years.

4. Movea Financial Statements

The historical financial statements of Movea, as presented in the unaudited condensed pro forma financial statements, were derived from financial statements prepared in accordance with the generally accepted accounting principles in France. As a result, certain adjustments were made to Movea’s unaudited balance sheet as of March 30, 2014 and unaudited statement of operations for the twelve months ended March 30, 2014 in order to conform to the generally accepted accounting principles in the United States. Such adjustments primarily affected revenue and stock-based compensation expense, resulting in a $0.4 million adjustment to revenue and approximately $1.0 million adjustment to operating expenses related to stock-based compensation expenses. In addition, $1.9 million of R&D subsidies (other operating income under French GAAP) and $1.4 million of R&D tax credit (Income tax under French GAAP) were reclassified as reductions to Movea’s operating expenses for the twelve months ended March 30, 2014.

5. Pro Forma Adjustments

The historical financial information has been adjusted to give the effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statement of operations, expected to have continued impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma combined condensed financial statements.

a)	To record cash used in the acquisition of Movea. The Company sold approximately $36.0 million of short-term investments and approximately $19.0 million of long-term investments to raise part of the cash used in the acquisition of Movea.

b)	To record adjustments to the carrying values of assets acquired and liabilities assumed from Movea to reflect their fair values.

c)	To record fair value of acquired intangible assets (developed technology).

d)	To record goodwill, which is measured as the excess of the purchase price over the fair value of net assets acquired from Movea.

e)	To record fair value of the contingent consideration of $8.4 million.

f)	To record amortization expense related to acquired intangible assets.

g)	To record stock-based compensation expense related to restricted stock units awarded to employees of Movea. The RSUs have a fair value of approximately $6.6 million and the related expense is recognized on a straight-line basis over a 5 year requisite service period.

h)	The tax effect of the pro forma adjustments is not material since Movea has net operating losses.